Exhibit 10.1

Execution Version

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of March 11, 2024, is made by and between ESGEN Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and The K2 Principal Fund L.P. (the “Backstop Investor”).

WHEREAS, the Company is a special purpose acquisition company whose Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), are traded on the Nasdaq Global Market under the symbol “ESAC,” and whose warrants to purchase Class A ordinary shares of the Company (“Warrants”) are traded on the Nasdaq Global Market under the symbol “ESACW”, among other securities of the Company;

WHEREAS, the Company, Sunergy Renewables, LLC, the Sunergy equityholders party thereto, for limited purposes, the ESGEN LLC, and Timothy Bridgewater, as the sellers representative, have entered into a Business Combination Agreement, dated April 19, 2023 (as amended on January 24, 2024 and as it may be further amended and supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, the Company and Backstop Investor on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Backstop Investor or its affiliates are entering into this Agreement in anticipation of the closing (the “Closing”) of the business combination contemplated by the Business Combination Agreement (the “Business Combination”);

WHEREAS, the Company held its extraordinary general meeting of shareholders of the Company to approve the Business Combination on March 6, 2024 (the “Meeting”);

WHEREAS, in connection with the Business Combination, the Company will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware (the “Domestication”) and, in connection with the Domestication, among other things, each outstanding Class A ordinary share will become one share of Class A common stock, par value $0.0001 per share, of Zeo Energy Corp. (the “Class A common stock”);

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to issue to the Backstop Investor, and the Backstop Investor desires to receive from the Company, 225,174 shares of Class A common stock (the “Backstop Investor Shares”);

WHEREAS, pursuant to the terms of this Agreement, the Backstop Investor desires to agree to reverse redemptions with respect to Class A ordinary shares submitted by other investors; and

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings specified in the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Investment and Non-Redemption. The Backstop Investor covenants and agrees to purchase at least 174,826 Class A ordinary shares in open market transactions from holders who previously submitted such Class A ordinary shares (the “Non-Redeemed Shares” and, together with the Backstop Investor Shares, the “Investor Shares”) for redemption in connection with the Meeting as soon as practicable after the execution of this Agreement and further irrevocably and unconditionally hereby agrees that it shall rescind the redemption of the Non-Redeemed Shares immediately upon acquisition thereof (such transactions, collectively, the “Investment”).

2. Non-Redemption Payment.

(a) Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue to the Backstop Investor the Backstop Investor Shares (the “Non-Redemption Payment”).

(b) The Company and the Backstop Investor hereby agree that the issuance of the Backstop Investor Shares shall be subject to the conditions that (i) the Closing shall have occurred and (ii) the Company shall have received evidence from the Backstop Investor satisfactory to the Company that the Investment was consummated. Upon the satisfaction of the foregoing conditions, as applicable, the Company shall promptly issue (and no later than two (2) business days following the Closing) the Backstop Investor Shares to the Backstop Investor (or its permitted transferees).

(c) If at any time prior to the issuance of the Backstop Investor Shares the number of outstanding shares of Class A common stock is increased or decreased by a consolidation, combination, split or reclassification of the shares of Class A common stock or other similar event (other than the Business Combination), then, as of the effective date of such consolidation, combination, split, reclassification or similar event, all share numbers referenced in this Agreement shall be adjusted in proportion to such increase or decrease in outstanding shares of Class A common stock.

(d) If, prior to the issuance of the Backstop Investor Shares, there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company (other than the Business Combination) in which the shares of Class A common stock are converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, in lieu of Class A common stock, the Company shall issue, with respect to each share of Class A common stock to be transferred hereunder, upon the Company’s receipt thereof, the kind and amount of securities, cash or other property into which such Backstop Investor Shares converted or exchanged.

(e) At the time of the transfer of Backstop Investor Shares hereunder, the Company shall deliver the Backstop Investor Shares to the Backstop Investor by transfer of book-entry shares effected through the Company’s transfer agent. The parties to this Agreement agree to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

3. Restrictions. From the date of this Agreement until the earlier to occur of (i) a public announcement or filing that the Business Combination will not occur or (ii) the Closing, the Backstop Investor hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will offer for sale, sell or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) any of the Investor Shares.

4. Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its organizational documents or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. The Backstop Investor represents and warrants to the Company, that, as of the date hereof, the Backstop Investor beneficially owns 0 Class A ordinary shares.

5. Additional Covenants. The Backstop Investor hereby covenants and agrees that, except for this Agreement, the Backstop Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to the Investor Shares (or any securities received in exchange therefore) inconsistent with Backstop Investor’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Investor Shares (or any securities received in exchange therefore) or (iii) enter into any agreement or take any action that would make any representation or warranty of the Backstop Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling the Backstop Investor from performing any of its obligations under this Agreement.

6. Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

7. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto, (c) April 22, 2024, if the Business Combination has not been consummated by such date, and (d) the payment of the Non-Redemption Payment pursuant to Section 2 hereof to the Backstop Investor following the Closing. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (d) above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Section 6 through and including Section 22 of this Agreement will survive the termination of this Agreement.

8. Trust Account Waiver. The Backstop Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of a private placement (including interest accrued from time to time thereon) for the benefit of its public shareholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Backstop Investor hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and it shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of the Backstop Investor or any of its related parties as a shareholder of the Company to the extent related to or arising from any Backstop Investor Shares. The Backstop Investor hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims.

9. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 20 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

10. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

11. Freely Tradable. The Company confirms that (i) the Backstop Investor Shares will be freely tradeable without restrictive legends following the Closing; (ii) the Backstop Investor Shares will not require re-registration pursuant to a registration statement filed with the SEC on Form S-1 or Form S-3 or equivalent following the Closing; and (iii) the Backstop Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC on Form S-1 or Form S-3 or equivalent.

12. Form W-9. The Backstop Investor shall, upon or prior to the consummation of the Business Combination, execute and deliver to the Company a duly executed and properly completed IRS Form W-9.

13. Non-Reliance. The Backstop Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and the Backstop Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide the Backstop Investor with any financial, tax or other advice relating to this Agreement or the arrangements contemplated hereunder.

14. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns. Except as expressly named in this Section 14, this Agreement is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

15. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Backstop Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by the Backstop Investor (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

16. Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

17. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Backstop Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

20. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 20):

If to the Company prior to consummation of the Business Combination:

ESGEN Acquisition Corporation

5956 Sherry Lane

Suite 1400

Dallas, Texas 75225

Attention: Andrejka Bernatova; Nader Daylami

Email: andrejka.bernatova@esgen-spac.com; nader@esgen-spac.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention: Kevin Crews, P.C.; Julian Seiguer, P.C.; Jack Shirley, Ieuan List

Email: kevin.crews@kirkland.com; julian.seiguer@kirkland.com;

jack.shirley@kirkland.com; ieuan.list@kirkland.com

If to the Company after consummation of the Business Combination:

Zeo Energy Corp.

255 W 4500 N.

Provo, UT 84604

Attention: Tim Bridgewater

Email: tim@gosunergy.com

with a copy to:

Eversheds Sutherland (US) LLP

227 W Monroe St., Suite 6000

Chicago, IL 60606

Attention: Craig T. Alcorn, Esq.

Email: CraigAlcorn@eversheds-sutherland.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Adam Berkaw

Email: ABerkaw@egsllp.com

If to the Backstop Investor:

K2 & Associates Investment Management Inc.

2 Bloor Street W, Suite 801

Toronto, ON M4W 3E2

Attention: Todd Sikorski, President

Email: tsikorski@k2.ca

21. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

22. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

ESGEN Acquisition Corporation

By:	/s/ Nader Daylami
Name: Nader Daylami
Title: Chief Financial Officer

The K2 Principal Fund L.P.

By: K2 & Associates Investment Management Inc.

By:	/s/ Todd Sikorski
Name: Todd Sikorski
Title: President